EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Donna Dolan 800.322.6007 ir@nrvh.com
NATIONAL R.V. HOLDINGS ANNOUNCES PRELIMINARY FINANCIAL
RESULTS FOR THE SECOND QUARTER 2005
— Closes on New Credit Facility —
Perris, CA, August 16, 2005 — National R.V. Holdings, Inc. (NYSE: NVH), a leading manufacturer of recreational vehicles, today announced preliminary financial results for the second quarter ended June 30, 2005, and that it has closed on a new asset-based revolving credit facility.
Net sales grew 3% to $123.2 million in the second quarter ended June 30, 2005, from $119.3 million in the second quarter of 2004. For the six months ended June 30, 2005, net sales increased 12% to $248.9 million, from $222.4 million in the first half of 2004.
The Company recorded a net loss of $5.4 million and $6.9 million for the second quarter and first six months of 2005, respectively, compared to net income of $2.5 million and $3.2 million in the second quarter and in the first six months of 2004, respectively. These figures correspond to a net loss of $0.53 per diluted share in the second quarter of 2005 and $0.67 per diluted share in the first half of 2005, compared to earnings of $0.24 per diluted share for the second quarter of 2004 and $0.30 per diluted share for the first half of 2004. As previously announced, the Company will record a non-cash charge of $11.1 million in its December 31, 2004 Form 10-K, which has not yet been filed, to establish a full valuation allowance against its December 31, 2004 deferred tax asset. Accordingly, the 2005 second quarter and year-to-date results do not include an income tax benefit.
The Company’s gross profit margin was 1.7% in the second quarter of 2005 and 3.1% in the first half of 2005 compared to 8.1% and 7.5% in the same periods of 2004, respectively. The benefit of higher sales was more than offset by higher sales incentives and overhead costs.
“This quarter’s net sales increase marks National’s eighth consecutive quarter with year-over-year increases,” said Brad Albrechtsen, National R.V. Holdings’ president and chief executive officer. “However, as industry-wide demand for Class A motorhomes weakened, these sales increases were achieved at the expense of higher discounts and incentives on our lower priced gasoline-powered and diesel motor homes. Consequently, we are maintaining reduced production rates on these products. We are encouraged, however, by the relatively robust demand that we have seen for our highline products in our operations at Junction City, Oregon.”

Operating expenses for the second quarter of 2005 were $7.2 million, or 5.8% of net sales, and $14.1 million, or 5.7% of sales, for the first half of 2005, which compares to $5.7 million, or 4.8% of net sales, for the second quarter of 2004 and $10.9 million, or 4.9% of net sales, for the first half of 2004. Higher selling and marketing expenses, the new dealer marketing programs, higher audit and professional fees as well as higher costs related to compliance with the Sarbanes-Oxley Act, including increased personnel expenses, were the major contributors to the higher operating costs for the quarter.
In September 2004, the Company sold its travel trailer business, which is presented as a discontinued operation for the three and six months ended June 30, 2004. Additionally, as further discussed below, prior year results have been restated to correct several accounting errors.
Under development are several new products designed to augment NVH’s product offering to appeal to a broader market and enhance its dealers’ competitive advantage in the marketplace. A new entry-level Class A motorhome is expected to be previewed by consumers and dealers in the Fall, with production expected to commence in the fourth quarter of 2005. Two new diesel pushers are also under development and will provide a broader array of highline diesel products that are currently in high demand.
The Company also announced that it closed on a new three-year asset-based revolving credit facility with UPS Capital Corporation and Wells Fargo Bank. The amount of the new facility is initially $25 million and includes a provision whereby NVH can increase the amount of the facility, in $5 million increments, to a total of $40 million. This new facility replaces the Company’s current $20 million credit facility with UPS Capital Corporation. The credit facility contains certain financial covenants and is collateralized by substantially all the personal property, excluding real estate, of the Company and its subsidiaries.
Restatement of Prior Year Results
In a press release dated April 1, 2005, the Company reported that it was restating its previously reported financial information and that it was in the process of finalizing its review of the Company’s 2004 financial statements and assessing its internal controls over financial reporting. While undergoing this review, the Company determined that an additional restatement is required in order to reflect the restatement of certain dealer sales incentives, which include rebates and floorplan interest reimbursement paid to dealers to promote the sale of product and retail sales incentives paid directly to dealer retail salespersons to promote the sale of the product and the return of sale and warranty information. As a result, the statements of operations for the three and six-months ended June 30, 2004 have been restated to reclassify these sales incentives from selling expenses to a reduction of revenue, as required by generally accepted accounting principles. As a result of this restatement, net sales, gross profit and selling expenses for the three and six-months ended June 30, 2004 presented in the accompanying statements of operations have been reduced by $0.5 million and $1.1 million, respectively, from what was previously reported. This adjustment has no impact on net (loss) income as previously reported.
Additionally, in a press release dated April 1, 2005, the Company reported that it will restate its previously issued financial statements for 2002 and financial information for the fiscal years 2001 and 2000 in its Form 10-K for the year ended December 31, 2004 to correct an error in the accounting for workers’ compensation self-insured reserves. The Company will also restate its financial statements for the third quarter of 2004 by amending its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and will adjust previously announced fourth quarter financial information to correct for an error in the timing of recognizing revenue.

Status of Sarbanes-Oxley Section 404 Assessment
In its press release dated July 28, 2005, the Company incorrectly reported that it would record a non-cash charge $8.0 million to establish a full valuation allowance against its December 31, 2004 net deferred tax asset in its December 31, 2004 Form 10-K which has not yet been filed. The $8.0 million charge represented a full valuation reserve on the tax benefit for the net operating loss carryforwards. As reported in a press release dated August 5, 2005, the amount of the non-cash charge was subsequently adjusted to $11.1 million and includes all of the Company’s deferred tax assets at December 31, 2004. The Company has determined that this tax accounting error constituted a material weakness in its financial reporting process and will include this material weakness in its Form 10-K at December 31, 2004 along with the following other material weaknesses identified to date:
1.    Insufficient personnel resources and technical expertise within its accounting function — The Company did not maintain effective controls over the financial reporting process at its NRV division and at corporate because of insufficient personnel resources and technical expertise within the accounting function. This material weakness contributed to the following individual material weaknesses: (a) errors in the preparation and review of schedules and reconciliations supporting certain general ledger account balances. As a result, errors were not detected in certain accrued liability accounts, including sales and marketing, warranty, legal and workers’ compensation, and the related income statement accounts, including cost of goods sold, selling and general and administrative expenses at the NRV division; (b) inadequate financial statement disclosures, primarily related to the sale of a division and capital leases were not identified by the corporate accounting staff; and (c) accounting cutoff errors primarily related to marketing accrued expenses and an inability to properly and timely account for capital leases entered into during the year were not identified at the NRV division. This control deficiency resulted in audit adjustments to the 2004 annual consolidated financial statements affecting accrued liabilities, property, plant and equipment, and the related income statement accounts, primarily cost of goods sold, selling, general and administrative, amortization and interest. Insufficient personnel resources and technical expertise also contributed to the material weaknesses discussed in 2, 3 and 4 below. Additionally, these control deficiencies could result in misstatements in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
2.    Revenue recognition — The Company’s NRV division did not maintain effective controls over the timing of the revenue recognition related to the sale of certain motorhomes. Specifically, under a deferred payment arrangement the Company held the manufacturer’s certificate of origin as security for payment. This control deficiency resulted in the restatement of the Company’s third quarter 2004 consolidated financial statements to correct the timing of revenue recognition. This control deficiency also resulted in audit adjustments to the 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of revenue and deferred revenue that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
3.    Accounting for sales incentives — The Company did not maintain effective controls over the accounting for sales incentives. Specifically, certain sales incentive programs which are paid directly to the dealer or dealers’ sales representatives were improperly classified as selling expenses and should have been classified as a reduction of revenue. This control deficiency resulted in the restatement of the Company’s 2003 and 2002 consolidated financial statements. This control deficiency also resulted in audit adjustments to the 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of revenue and selling expenses that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
4.    Physical inventory process — The Company did not maintain effective controls over the accuracy of the physical inventory process at its NRV division. Specifically, the NRV division did not have controls to ensure all of the individuals involved in the physical inventory count were properly trained and supervised and that discrepancies between quantities counted and the accounting records were properly investigated. Further, the NRV division did not have controls to ensure the accounting records were adjusted to reflect the actual quantities counted during the physical inventory process. This control deficiency resulted in an audit adjustment to the fourth quarter 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of inventory and cost of goods sold that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented of detected.
5.    Unrestricted access to programs and data — The Company did not maintain effective controls over access to certain financial application programs and data at its NRV division. Specifically, there were instances in which information technology personnel and users with accounting and reporting responsibilities had access to financial accounting application programs and data that was incompatible with their functional business requirements. Further, the activities of these individuals were not subject to independent monitoring. These control deficiencies applied to certain systems and processes including the financial statement preparation, human resources, payroll, purchasing, receiving and revenue and billing. These control deficiencies did not result in an adjustment to the 2004 interim or annual consolidated financial statements. However, these control deficiencies could result in a misstatement to financial statement accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion that the Company’s internal control over financial reporting was effective as of that date. Upon completion of its assessment, management expects to conclude that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control — Integrated Framework. The Company also expects that the report of its independent registered public accounting firm will contain an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.
Management’s evaluation of its internal control over financial reporting as of December 31, 2004 is not complete. Upon completion of its ongoing evaluation of internal control over financial reporting the Company may identify additional control deficiencies, and those deficiencies, alone or in combination with others, may be considered additional material weaknesses.
In light of the Company’s continuing losses and the overall industry decline, the Company is continuing to assess its ongoing liquidity and ability to continue to operate as a going-concern. In this regard, the liquidity provided by the Company’s new credit facility would not be affected by an independent auditor’s opinion that could include an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.
The Company is currently addressing this issue and finalizing its consolidated financial statements and Form 10-K for the fiscal year ended December 31, 2004 and will file this Form

10-K and the Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 as soon as practicable.
Conference Call
National R.V. Holdings’ management team will host a live audio webcast to discuss its second quarter financial results and recent events. The webcast of the conference call will be held today at 7:00 a.m., PDT (10:00 a.m. EDT). To listen to the conference call via the Internet, please visit National R.V. Holdings’ website at www.nrvh.com at least 10 minutes prior to the start of the call in order to register, download and install any necessary software.
About National R.V. Holdings
National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc. (CCI), is one of the nation’s leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Sea Breeze, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, Lexa and Magna, and bus conversions under the Country Coach Prevost brand.
This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the Company’s continuing operating losses; the cyclical nature of the recreational vehicle industry; seasonality and potential fluctuations in the Company’s operating results; any material weaknesses in the Company’s internal control over financial reporting or any failure to implement required new or improved controls; the Company’s dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company’s filings with the Securities and Exchange Commission (SEC) and the Company’s public announcements, copies of which are available from the SEC or from the Company upon request.
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NATIONAL RV HOLDINGS, INC.
PRELIMINARY CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share amounts)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$123,225	$119,282	$248,850	$222,428
Cost of goods sold	121,124	109,678	241,134	205,730

Gross profit	2,101	9,604	7,716	16,698
Selling expenses	3,315	2,586	6,954	5,294
General and administrative expenses	3,891	3,149	7,143	5,584

Operating (loss) income	(5,105)	3,869	(6,381)	5,820
Other expense (income)	329	(38)	497	(24)

(Loss) income from continuing operations before income taxes	(5,434)	3,907	(6,878)	5,844
Provision (Benefit) for income taxes	—	1,558	—	2,278

(Loss) income from continuing operations	(5,434)	2,349	(6,878)	3,566
(Income) loss from discontinued operations	—	(198)	—	674
Income taxes related to discontinued operations	—	60	—	(264)

Net (income) loss from discontinued operations	—	(138)	—	410

Net (loss) income	$(5,434)	$2,487	$(6,878)	$3,156

Basic (loss) earnings per common share:
Continuing operations	$(0.53)	$0.23	$(0.67)	$0.35
Discontinued operations	$—	$0.01	$—	$(0.04)

Total	$(0.53)	$0.24	$(0.67)	$0.31

Diluted (loss) earnings per common share:
Continuing operations	$(0.53)	$0.23	$(0.67)	$0.34
Discontinued operations	$—	$0.01	$—	$(0.04)

Total	$(0.53)	$0.24	$(0.67)	$0.30